U.S. SECURITIES AND EXCHANGE COMMISSION

                                     FORM 4

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                                                           OMB APPROVAL
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                                                  OMB Number:          3235-0287
                                                  Expires:    September 30, 1998
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                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Plesner                         Anthony               C.
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     (Last)                          (First)             (Middle)

     c/o 24/7 Real Media, Inc.
     1250 Broadway
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                                    (Street)

     New York                         New York            10001
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     (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     24/7 Real Media, Inc. ("TFSM")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     September 2002
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

     Chief Operating Officer
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                          4.                          5.             6.
                                                          Securities Acquired (A)     Amount of      Owner-
                                             3.           or Disposed of (D)          Securities     ship
                                             Trans-       (Instr. 3, 4 and 5)         Benefi-        Form:       7.
                              2.             action       -----------------------     cially         Direct      Nature of
1.                            Transaction    Code                                     Owned at End   (D) or      Indirect
Title of Security             Date           (Instr. 8)              (A)              or Month       Indirect    Beneficial
(Instr. 3)                    (Month/        ----------              or               (Instr. 3      (I)         Ownership
                              Day/Year)      Code  V      Amount     (D)   Price      and 4)         (Instr.4)   (Instr. 4)
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Common Stock, par
value $.01 per share           9/6/02        S            25,000      D    $0.41         63,864      D
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Common Stock, par
value $.01 per share           9/10/02       S            30,000      D    $0.49         33,864      D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

                                                                      (Over)
                                                             SEC 1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:



       **Signature of Reporting Person                      Date


   /s/ Anthony C. Plesner
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   Anthony C. Plesner                                   September 10, 2002

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



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